Exhibit (p)(5)

ZIEGLER LOTSOFF CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

Effective June 13, 2011

INTRODUCTION

Ziegler Lotsoff is required to adopt a Code of Ethics (the “Code”) in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Ziegler Lotsoff is also required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). Additionally, Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. This Code sets forth standards of conduct expected of advisory personnel, addresses safeguarding material nonpublic information about client transactions, and addresses conflicts that arise from personal trading by Access Persons of the Adviser to mitigate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of Ziegler Lotsoff and its advisory clients.

Ziegler Lotsoff is also registered as a Commodity Trading Adviser (“CTA”) and Commodity Pool Operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”), and is a member of the National Futures Association (“NFA”) in each of those capacities. While there is no specific CFTC or NFA rule that addresses insider trading, that type of activity is covered generally under the provisions of NFA Rule 2.4, which requires observance of high standards of commercial honor and just and equitable principals of trade in the conduct of a member’s commodity futures business.

It is the policy and practice of Ziegler Lotsoff to observe and encourage the highest standard of ethical conduct for all of its Advisory Persons. As a condition of employment, each Advisory Person has an obligation to act at all times in the best interests of our clients. The operations of Ziegler Lotsoff are to be conducted in compliance with the law with the highest ethical standards. Such commitment to ethical conduct as a company and as individuals is fundamental to Ziegler Lotsoff.

Each Advisory Person must read this Code in its entirety. It requires compliance as follows:

1.	Acknowledge receipt of this Code, see Appendix 3.

2.	Certify annually that they have read, understood and complied with this Code.

3.	Retain a copy of the Code.

This Code should be read in conjunction with the Ziegler Lotsoff Capital Management LLC Policy and Procedures Manual. This Code is intended to help each Advisory Person understand their obligations to comply with the highest ethical standards. The Code should be kept by each Advisory Person for future reference and make its guidelines an active part of the Advisory Person’s normal course of business.

The CCO may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue provides little opportunity for improper trading or otherwise merits an exception. Approval of all such exceptions must be in writing. Because Ziegler Lotsoff policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Ziegler Lotsoff may modify any or all of the policies and procedures set forth in the Code. Should Ziegler Lotsoff revise the Code, Advisory Persons will receive written notification from the CCO. It is the responsibility of each Advisory Person to become familiar with any modifications to the Code.

A. DEFINITIONS

“Access Person” means each officer and Advisory Person of Ziegler Lotsoff, as well as any Advisory Person who has access to non-public information regarding any clients’ transactions, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making recommendations to clients, or who has access to such recommendations that are nonpublic.

Ziegler Lotsoff Capital Management, LLC rebuts the presumption that outside directors are access persons of the firm. Under ordinary circumstances, meetings of the Board of Directors and other discussions with outside directors will not include any information relating to the voting or investment of any account of Ziegler Lotsoff Capital Management, LLC. Notwithstanding the preceding statement, advisory persons and officers of Ziegler Lotsoff Capital Management, LLC and outside directors may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of Ziegler Lotsoff Capital Management, LLC. Therefore, Ziegler Lotsoff does not consider outside directors access persons of the firm.

The names of Access Persons are shown on Appendix 2, which may be amended from time to time.

“Adviser” means Ziegler Lotsoff Capital Management, LLC.

“Advisory Person” means each Ziegler Lotsoff officer or Advisory Person who, in connection with his or her regular functions or duties, makes participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to making any recommendations with respect to such purchases or sales, for Clients. All Advisory Persons are also Access Persons and therefore must comply with all requirements applicable to Access Persons.

“Beneficial Interest” means the opportunity to share, directly or indirectly, in any profit, loss, dividend or income, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship. An access person is deemed to have a beneficial interest in accounts held by family members of an access person’s household, unless a disclaimer of beneficial interest has been filed with and approved by the CCO. Beneficial interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

“Client” means any person for whom Ziegler Lotsoff serves as an investment adviser, renders investment advice, or makes investment decisions for compensation.

“Control” means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

“Covered Security” means any Security, except such term shall not include shares of registered open-end investment companies, shares issued by money market funds, direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper or, high quality short-term debt instruments, including repurchase agreements. “High quality short-term debt” includes any debt that is rated, or issuer of debt that is rated, investment grade or better (BBB or better) by a nationally recognized rating agency with a maturity of one year or less.

“Human Resources” means the Director of Human Resources.

“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Adviser’s Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act, and any rules adopted by the SEC or the Department of the Treasury.

“Fund” means each of the registered investment companies for which Ziegler Lotsoff serves as an adviser or sub-adviser.

“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Portfolio Managers” means persons who make decisions as to the purchase or sale of portfolio Securities on behalf of Clients. The names of Portfolio Managers are shown on Appendix 2, which may be amended from time to time.

“Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereto or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, all derivative instruments such as options and warrants, and any other instrument within the definition of the term “security” in the Investment Advisers Act of 1940.

B. STANDARDS OF CONDUCT

Ziegler Lotsoff is a fiduciary of its clients and owes each client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. Advisory Persons must affirmatively exercise authority and responsibility for the benefit of clients and may not participate in any activities that may conflict with the interests of clients. In addition, Advisory Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our clients. Accordingly, at all times, Advisory Persons must conduct our business with the following precepts in mind:

1.	Place the interests of Clients first. No Advisory Person may cause a client to take action, or not to take action, for personal benefit rather than the benefit of the client. For example, causing a client to purchase a security owned by the Advisory Person for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Advisory Person investing in a security of limited availability that was appropriate for clients without first considering that investment for clients would violate this Code.

2.	Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Ziegler Lotsoff could call into question the exercise of our independent judgment. Accordingly, Advisory Persons may accept such items only in accordance with the limitations in this Code.

3.	Conduct all Personal Securities Transactions in compliance with this Code. This includes all preauthorization and reporting requirements and procedures regarding personal trading, inside information and trade allocations. Ziegler Lotsoff Advisory Persons may not use Firm resources in the management of their personal securities transactions. While Ziegler Lotsoff encourages Advisory Persons and their families to develop personal investment programs, they must not take any action that could result in even the appearance of impropriety.

4.	Keep information confidential. Information concerning client transactions or holdings is material, non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

5.	Comply with the federal securities law and all other laws and regulations applicable to Ziegler Lotsoff’s business. Advisory Persons should make it their business to know what is required of Ziegler Lotsoff as an investment adviser, and integrate compliance into the performance of all duties.

6.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors, or other professionals, as necessary.

7.	Customer complaints. Complaints conveyed by a client or on behalf of a client shall be promptly reported to the CCO. Advisory Persons may not make any payments or other account adjustments to clients in order to resolve any type of complaint. All such matters will be handled by the CCO in conjunction with the President.

Advisory Persons are expected to abide not only by the letter of the Code, but also by the spirit of the Code. The policies and procedures in the following sections of this Code implement these general fiduciary principles in the context of specific situations.

C. CLIENT OPPORTUNITIES

Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a “device, scheme or artifice” to defraud clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on clients. NFA Rule 2.2 imposes similar prohibitions on these types of unethical behaviors. While these provisions speak of fraud, they have been construed very broadly by the regulators, and used to regulate, through enforcement action, many types of behavior that is deemed to be not in the best interest of clients or inconsistent with fiduciary obligations.

One category of inappropriate behavior is to cause or attempt to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit. Another such prohibited category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for clients.

Accordingly, Advisory Persons may not take personal advantage of any opportunity properly belonging to any client. This principle applies particularly to the acquisition of securities of limited availability for an Advisory Person’s account that would be suitable and could be purchased for the account of a client, or the disposition of securities with limited liquidity from an Advisory Person’s account prior to selling a position from the account of a client.

Under certain limited circumstances, and only with the prior written approval of the CCO, an Advisory Person may participate in certain opportunities of limited availability that are deemed by the CCO not to have an adverse effect on any client.

Disclosure of Personal Interest. If an Advisory Person believes that they stand to benefit materially from an investment decision for a client that they are recommending or making, they must disclose that interest to the CCO. The disclosure must be made before the investment is made and should be documented by the CCO.

Restriction on Investment. Based on the information given, the CCO will make a decision on whether or not to restrict the Advisory Person’s participation in the investment. In making this determination, the CCO will consider the following factors: (i) whether any client was legally and financially able to take advantage of this opportunity; (ii) whether any client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any client.

Record of Determination. Documentation concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the CCO.

D. INSIDER TRADING

Section 204A of the Investment Advisers Act requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. While there is no CFTC or NFA rule that specifically addresses insider trading, that type of activity is covered generally under the provision of NFA Rule 2.4, which requires observance of high standards of commercial honor and just and equitable principles of trade in the conduct of a member’s commodity futures business.

While the law concerning insider trading is not clearly defined for all circumstances, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material, non-public information, or

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trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material, non-public information to others.

In the course of business, Ziegler Lotsoff and its Advisory Persons may have access to various types of material, non-public information about issuers, securities, or the potential effects of the firm’s own investment and trading on the market for securities.

Ziegler Lotsoff forbids any access person from trading, either personally or on behalf of others, including accounts managed by Ziegler Lotsoff, on the basis of material, non-public information, or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Advisory Person of the firm and extends to activities within and outside their duties at Ziegler Lotsoff.

Ziegler Lotsoff’s concerns about misuse of material, non-public information may arise in two ways:

First, Ziegler Lotsoff may come into possession of material, non-public information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that Ziegler Lotsoff has material, non-public information about an issuer, all investments in that issuer on behalf of clients and by Ziegler Lotsoff personnel, in both fixed income and equity securities, will be prohibited.

Second, Ziegler Lotsoff as an investment adviser has material, non-public information in relation to its own business. The SEC has stated that the term “material, non-public information” may include information about an investment adviser’s securities recommendations and client securities holdings and transactions. It is the policy of Ziegler Lotsoff that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the firm and to those who have a need for it in connection with the performance of services to clients. However, some trades in securities in which Ziegler Lotsoff has invested for clients may be permitted because the fact that Ziegler Lotsoff has made such investments may not be viewed as material information. The personal trading procedures set forth in the next section of this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Determination of Insider Status

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for that company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

Ziegler Lotsoff itself may become a temporary insider of a company if it advises the company or its principals. If a client, or a controlling person of a corporate client, expects Ziegler Lotsoff and/or its Advisory Persons to keep non-public information that has been disclosed to them confidential, Ziegler Lotsoff may be considered a “temporary insider” of the client. If an Advisory Person is in possession of material, non-public information, that knowledge may be imputed to Ziegler Lotsoff, and Ziegler Lotsoff may be potentially liable for misuse of that information.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material may concern, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt ratings by a nationally recognized statistical rating organization and extraordinary management developments.

Material information does not have to relate to the business of a company, but may be any information that would have a material impact on the price of the stock of the company. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a company’s stock. In that case, a Wall Street Journal reporter was convicted in a criminal action for disclosing to others the dates that reports on various companies would appear in the Journal and the nature of the reports (positive or negative).

What is Non-public Information? Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact that shows the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Misuse of non-public information concerning Ziegler Lotsoff’s recommendations or transactions for clients and about client holdings may expose Ziegler Lotsoff and its Advisory Persons to sanctions.

Procedures

The following procedures have been established to aid Advisory Persons of Ziegler Lotsoff in avoiding insider trading in securities of other companies, and to aid Ziegler Lotsoff in preventing, detecting and imposing sanctions against any personnel who engage in insider trading.

Identifying Inside Information. Before Advisory Persons trade for themselves or others, including accounts managed by Ziegler Lotsoff, in the securities of a company about which they may have potential inside information, they should ask themselves the following questions:

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Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation, or been made public via some other widely recognized public source?

Steps to Take if an Advisory Person Believes They May Have Inside Information Concerning an Issuer. If, after consideration of the above, the Advisory Person believes that the information is or may possibly be material and non-public, or if they have questions as to whether the information is material and non-public, they should take the following steps:

•	Report the matter immediately to the CCO.

•	Advisory Persons should not purchase or sell the securities on behalf of themselves or others, including accounts managed by Ziegler Lotsoff.

•	Do not communicate the information inside or outside Ziegler Lotsoff, other than to the CCO.

Procedures for Restricting Use of Inside Information. The CCO will review any questions concerning possible possession of material, non-public information that are brought to its attention, and may consult with counsel or other experts to the extent deemed appropriate under the circumstances. Once a determination as to the status of the information is made, either the Advisory Person will be instructed to continue the prohibitions against trading and communication, or they will be allowed to trade and communicate the information, as follows:

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If the CCO determines that an Advisory Person, and thus Ziegler Lotsoff, may be in possession of material, non-public information, it will place the stock on the restricted list in Ziegler Lotsoff’s personal trading system so that all Advisory Persons will be prevented from trading in the stock. Generally, the CCO also will alert portfolio management and Advisory Persons of the restriction.

•	This restriction shall remain in place until the CCO removes the stock from the restricted list.

Personal Account Monitoring. To ascertain that there have been no trades in securities that are restricted, the CCO will:

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monitor trade confirmations of all Advisory Persons. (This function has been delegated to Financial Tracking Technologies, LLC (“FT”), the vendor that administers the personal trading system for Ziegler Lotsoff, which provides ongoing reporting to the CCO.)

•	review completeness of personal securities transactions; check personal trading records for compliance with Code; and compare profitability of personal trades with client trading.

•	investigate and report any such occurrences to the President for potential sanctions; and

•	prepare and maintain memoranda describing any such investigation and its resolution.

Physical Safeguards - Restricting Access to Material, Non-public Information. Care should be taken so that any material, non-public information in possession of Ziegler Lotsoff is secure. Accordingly:

•	files containing material, non-public information should be sealed and kept in a locked storage area; and

•	access to all computer files containing material, non-public information should be restricted.

E. PERSONAL INVESTING POLICY

Access Persons must pre-clear certain purchases and sales of securities with the CCO as described below through FT. (This list is NOT intended to be all-inclusive. If there is a security type not listed here and you have a question, please call the CCO.)

Security Type	Pre-Clearance Required
Equity Transactions (1)	Yes
Fixed Income Transactions (2)	Yes
Closed-End Mutual Funds	Yes
Securities offered as part of an initial public offering (“IPO”)	Yes
Securities offered as private placements/limited offerings (3)	Yes
Exercise of puts and calls purchased by Advisory Persons (1)	Yes
Writing of puts and calls by Advisory Persons	Yes
Non-Index Futures (4)	Yes
HighMark Funds	Yes
Ziegler Lotsoff Micro Cap Fund	Yes
ZCO Stock(7)	Yes
Open-end Non-HighMark and Ziegler Lotsoff Mutual Funds	No
Exchange Traded Funds (5)	No
Index Futures (5)	No
U.S. Treasury/Agencies	No
Short-Term Instruments or Cash Equivalents	No
Advisory Person 401(k) Automatic Purchases (6)	No

(1)	If equity transaction is in a security with a market capitalization below $2B. Includes purchase of options. This does NOT apply to IPOs and limited offerings.

(2)	No pre-clearance for fixed-income securities if the par value is 100,000 or less.
(3)	Purchase is prohibited if private placement is issued by Client.
(4)	If the non-index futures transaction, notional value of the security/commodity underlying the contract, has a market capitalization under $2B.
(5)	If based on a broad-based securities index.
(6)	Requires only reporting changes in investment options on a quarterly basis.
(7)	No pre-clearance is required is purchases of shares of common stock of The Ziegler Companies, Inc. is made through the payroll deduction plan or through an automated investment plan.

Once a pre-clearance request is approved, the Access Person has three business days from the date and time of the approval to trade in that security. For limit orders and market orders placed by Access Persons, this means that the order must be placed and filled within such three-business-day period.

•	Equity Transactions. Access Persons must pre-clear all securities transactions that have a market capitalization below $2B.

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Fixed Income Transactions. Access Persons must pre-clear all securities transactions that exceed $100,000 in par value. The five (5) business-day rule described above also applies to transactions in fixed-income securities.

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Initial Public Offering and Private Placements. Before directly or indirectly acquiring beneficial ownership in any Securities in shares of initial public offerings (“IPOs”) or a Private Placement each Access Person shall obtain express prior written approval from the CCO. Consideration will include, among other factors, an assessment of whether the investment opportunity should be reserved for the HighMark Funds, Ziegler Lotsoff Micro Cap Fund or any other Clients, and whether such opportunity is being offered to such Access Person by virtue of their position with Ziegler Lotsoff. In addition, Ziegler Lotsoff and its Access Persons may not invest in securities that are privately offered by an issuer that also has a class of publicly traded securities.

If the Adviser, on behalf of a Fund, decides to purchase Securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person in an IPO or a Private Placement, that decision shall be subject to an independent review by Ziegler Lotsoff’s President and CCO provided they do not have a personal interest in the issuer.

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Black Out Periods. An Access Person cannot purchase or sell, directly or indirectly, any Security in which the person has or, by reason of such transaction, will acquire any beneficial ownership at any time, within three (3) business days before or after the time that the same (or a related) security is being considered for purchase or sale; or is being purchased or sold by a Fund or any Client account.

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Short Term Trading. Short-term trading by Access Persons in accounts they have any beneficial ownership in shall be looked upon with disfavor. Short-term trading is defined as sales and purchases (or purchases and sales) of the same or equivalent Covered Securities within 60 calendar days. Purchases pursuant to an Automatic Investment Plan, including purchases through contributions to the Adviser’s 401(k) plan, and purchases of shares of common stock of The Ziegler Companies, Inc. through the payroll deduction plan need not be reported.

Due to the nature of the trading of certain Covered Securities, the following investment products are exempt from the short-term trading restriction of the firm’s Code of Ethics: Non-Index Futures, Index Futures, Exchange Traded Funds or Options on Futures.

F. EXEMPT TRANSACTIONS

In addition to the types of transactions described above, certain transactions are exempt from pre-clearance and/or reporting, as follows:

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Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

•	Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transaction;

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Purchases that are part of an issuer’s automatic dividend reinvestment plan or part of an Automatic Investment Plan, including without limitation purchases of shares of stock of The Ziegler Companies, Inc. pursuant to a payroll deduction plan;

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Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

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Purchases or sales by Access Persons in equity Securities that (a) are of a company whose market capitalization is at least $2 billion; and (b) which trades do not constitute more than 2% of the average daily trading volume in such Security over the preceding three months.

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Accounts over which the Access Person has granted full investment discretion to an outside broker-dealer, bank, investment manager, adviser, trust company or trustee, an access person must do all of the following:

1.	Notify the CCO of its existence at the commencement of employment at Ziegler Lotsoff or at the time the account is opened by the Access Person and annually thereafter;

2.	Prominently provide the CCO with account related documentation evidencing the nature of the account as a “Managed” or “Blind” account;

3.	Promptly provide the CCO with a Managed Account Letter which has been executed by the Access Person as well as the broker-dealer, bank, investment adviser, trust company or trustee; and

4.	Obtain from the CCO a written, specific exemption relating to the account.

G. REPORTING REQUIREMENTS

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Initial Holdings Report. Every Access Person shall complete, sign and submit to the CCO an Initial Holdings Report no later than 10 days after becoming an Access Person. The Initial Holdings Report is completed via FT.

The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

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Quarterly Transaction Reports. Every Access Person shall complete and submit a Quarterly Transaction Report to the CCO via FT which discloses information about any Covered Security transactions in which the Access Person has made during the calendar quarter, whether they are required to seek pre-clearance or not. Securities transactions executed in accounts which the Access Person has no direct or indirect influence or control (i.e. managed accounts) are not required to be reported. The Quarterly Transaction Report shall be submitted within 30 days of each calendar quarter, whether or not the Access Person opened any account or engaged in any Covered Security during the quarter.

Such accounts include:

•	All personal securities account(s) (including securities, debt instruments, futures, commodities, or closed-end mutual funds) of:

•	the Advisory Person of Ziegler Lotsoff (“Access Person”);

•	the Access Person’s spouse and children; or

•	anyone living either with or apart from an access person who receives material financial support from Access Person (except spouse with valid separation/divorce decree).

•	Any accounts over which the Access Person controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority.

•	Any account in which the Access Person has a beneficial interest. Beneficial interest includes direct or indirect power to make investment decisions.

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Annual Holdings Reports. Every Access Person shall complete and submit to the CCO an Annual Holdings Report no later than 30 days following the end of the calendar year via FT. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

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Notice of Account Openings. Each Access Person shall complete and submit to the CCO a Notice of Account Opening via FT prior to opening a Securities account for the direct or indirect benefit of such Access Person.

•	Confirmations. All Access Persons shall direct their brokers to supply to the CCO duplicate copies of confirmations for all Covered Securities transactions through FT.

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Notification of Reporting Obligation. All Access Persons shall be informed of such duty by the CCO and shall be provided with a copy of this Code. Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period.

H. GIFTS AND ENTERTAINMENT

The giving or receiving of gifts or other items of value to or from persons doing business, or seeking to do business, with Ziegler Lotsoff could call into question the independence of our judgment as fiduciaries of our clients. Additionally, increasing industry scrutiny demands that Ziegler Lotsoff and its Advisory Persons remain above reproach in regard to the giving and receiving of gifts and entertainment. All gifts and entertainment requests must be submitted to the CCO through the FT Activity Request module.

Receipt of Gifts and Participating in Entertainment. No Advisory Person of Ziegler Lotsoff or other person working on behalf of Ziegler Lotsoff, members of their immediate families or persons living in their household, shall directly or indirectly solicit or accept any:

(a) commissions, profits, payments, loans;

(b) free services or products; or

(c) entertainment, travel, or gifts

from individuals or organizations doing, or seeking to do, business with Ziegler Lotsoff, or from individuals or organizations with an interest in the business of Ziegler Lotsoff. Any such offer or receipt of gifts, services or things of value from such individuals or organizations must be reported to the CCO. Furthermore, any such gifts received must be returned to the giver promptly.

If an Advisory Person believes that they cannot reject or return a gift without potentially damaging friendly relations between a third party and Ziegler Lotsoff, they should give the gift with an estimated dollar value to the CCO, who may require that the gift be donated to charity.

Exceptions: These provisions do not apply to personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms. Nor do these provisions apply to items of nominal value (e.g. gifts of which are no more than $100 annually from one person/organization), and customary business gratuities, such as meals, refreshments, beverages and entertainment (e.g. sporting events) at which both the Advisory Person and the giver are present, and promotional items (e.g. pens, mugs) that are associated with a legitimate business purpose, is not of a lavish or overly –frequent nature, in good taste, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.

All participation in entertainment (e.g., sporting events, lunches, brokerage conferences) must be reported to the CCO before participating in the event.

Giving of Gifts. Advisory Persons may not give any gift(s) that are inappropriate in nature or in terms of a high dollar value, or on anything other than an infrequent basis to any party outside of Ziegler Lotsoff, including but not limited to persons associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to clients or prospective clients of the firm.

Provision of Entertainment. Advisory Persons may provide reasonable entertainment to persons associated with securities or financial organizations, clients or prospective clients, or other parties with whom Ziegler Lotsoff may have a relationship, provided that both the Advisory Person and the recipient are present and there is a business purpose for the entertainment.

Please note an event at which an Advisory Person is present is considered entertainment and an event to which tickets or other access is provided, but at which there is no Advisory Person present, is considered a gift.

I. POLITICAL CONTRIBUTIONS

Investment Adviser Rule 206(4)-5 prohibits an investment adviser from receiving compensation for investment advisory services rendered to a government client for two years after the adviser or certain of its executives or Advisory Persons make a contribution to certain elected officials or candidates.

Specifically, Rule 206(4)-5 contains three key prohibitions:

•	A two-year ban on Ziegler Lotsoff providing compensated services to a government entity following a political contribution to certain officials of that entity;

•	A prohibition on the use of third-party solicitors who are not themselves “regulated persons” subject to pay-to-play restrictions on political contribution; and

•

A prohibition on “bundling” and other efforts to solicit political contributions to certain officials of a government entity to which Ziegler Lotsoff may seek to provide investment management services.

Accordingly, Ziegler Lotsoff has implemented the following policies and procedures to help prevent the Firm and its Advisory Persons from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities (“pay-to-play”). The Firm prohibits Associated Persons from making any political contribution in excess of $150. Further, Associated Persons must notify the CCO and President should they intend to make a contribution of $150 or less to a candidate or elected official, per election cycle by submitting a political contribution request through the FT Activity module.

Contributions, under Rule 206(4)-5 are defined as any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any federal, state, or local office election;

•	Payment of debt incurred in connection with any such election; or

•	Transition or inaugural expenses for the successful candidate for state or local office.

There is a “look back” provision in the Rule that requires the Firm to look back in time to determine whether an Associated Person made a contribution, as defined by the Rule. Contributions previously made by an Associated Person will be attributed to the Firm as follows:

•	Two years prior to the date the Associated Person became subject to the Rule, if that person solicits clients for the Firm; or

•	Six months prior to becoming subject to the Rule if the Associated Person does not solicit clients for the Firm.

Exception for Certain Returned Contributions. An exception is provided under Rule 206(4)-5 that allows Ziegler Lotsoff a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the Advisory Person making it is not entitled to vote, provided:

1.	Ziegler Lotsoff discovers the impermissible contribution within four months of the date of the contribution;

2.	The contribution did not exceed $350, and;

3.	The contribution was returned to the Advisory Person within 60 calendar days from the date Ziegler Lotsoff discovered the contribution was made. Details of the exception and proof of the refunded contribution must be provided to the CCO.

Ziegler Lotsoff may not rely on this exception more than twice in a 12-month period, or more than once per Advisory Person, regardless of the time period.

J. PRIVATE SECURITY TRANSACTIONS AND OUTSIDE BUSINESS ACTIVITIES

Ziegler Lotsoff’s fiduciary duty to clients dictates that we devote our professional attention to clients’ interests, above our own or those of other organizations. Any Advisory Persons that wish to engage in private securities transactions or outside business activities must obtain the required written approval using the form provided as Appendix 4 to this Code.

Private Securities Transactions include investments in private placements (hedge funds or private equity funds), privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

Outside Business Activities include:

•	Being engaged in any other business;

•	Being employed or compensated by any other person for business-related activities;

•	Serving as an Advisory Person of another organization;

•	Investing in limited or general partnerships; or

•

Engaging in personal securities transactions to an extent that it diverts an Advisory Person’s attention from and/or impairs the performance of their duties in relation to the business of Ziegler Lotsoff and its clients.

•

Serving on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that Ziegler Lotsoff not hold or purchase any securities of the company on whose board the Advisory Person sits.

Procedures

Prior to making the initial investment in private securities or any follow-on investment the Advisory Person must:

•	Arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment.

•	Arrange for the CCO to obtain promptly any duplicate confirmations and statements or their equivalents relating to the investment.

•

Where confirmations and statements or other like documents are not available from the issuer, the Advisory Person must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

Before undertaking any of the Outside business activities listed above, Advisory Persons must fill out the Approval Form (provided as Appendix 4 to this Code), and submit the form to the CCO.

The CCO will:

•	Consider and approve or disapprove the activity in a timely manner.

•	Return the approved or disapproved form to the Advisory Person and transmit a copy to Human Resources for filing.

K. ENFORCEMENT OF THE CODE.

The CCO shall review all reports made pursuant to this Code as well as materials relating to personal transactions in Covered Securities by Access Persons. The CCO shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovery of a violation of this Code, such violation shall be reported to management of the Adviser.

Violations of this Code may result in the imposition of sanctions or the taking of such steps as the Adviser may deem appropriate, including, but not limited to, unwinding the transaction or disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No officer of the Adviser shall participate in a determination of whether he/she has committed a violation of this Code or of the imposition of any sanction against himself/herself.

In addition, the Adviser may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

L. RECORD RETENTION.

The Adviser shall maintain records in the manner and to the extent set forth below:

•	Retention of Copy of the Code. A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

•

Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•

Copy of Forms and Reports. A copy of every form referenced herein prepared and filed by an Access Person shall be preserved for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

•

Written Acknowledgements. A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an early accessible place;

•	List of Access Persons. A list of all persons who are, or within the past five years of business were, Access Persons shall be maintained in an easily accessible place;

•

Record of Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Covered Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

•	Location of Records. All such records and/or documents required to be maintained pursuant to this Code shall be kept at Ziegler Lotsoff’s offices.

M. AMENDMENTS TO THE CODE.

Any material amendments to the Code subsequent to its initial approval must be approved by a Funds’ board within six months of the amendment.

Amendments to the Code shall be deemed to be effective 30 calendar days after revision date.

APPENDIX 1

SANCTIONS GUIDELINES FOR VIOLATIONS OF CODE OF ETHICS

Effective: 6/10/2011

Access Persons are responsible for complying with the restrictions set forth in this Code of Ethics (the “Code”). Reoccurring violations of the Code may result in additional corrective measures beyond those normally taken by the Chief Compliance Officer (the “CCO”). The table below associates specific penalties with certain Code violations. However, extenuating circumstances may result in modifications to the indicated penalties. To address ongoing Code compliance issues, this table may be updated from time to time. The CCO reserves the right to make these determinations. All violations and related actions will be reported to the President of the Adviser. Code penalties include but are not limited to the following:

CODE VIOLATION	PENALTY

Insider trading	Termination upon review of facts and circumstances

Failure to pre-clear personal security transactions within a rolling 15-month period

1st violation – written warning

2nd violation - $100 fine donated to charity

3rd violation – $250 fine donated to charity

4th violation – $500 fine donated to charity

Note: additional consecutive violations outside this timeframe may result in actions up to and including termination.

Failure to adhere to personal security transaction blackout period limitations, or other temporary blackout periods established by management.

1st violation – written warning

2nd violation - $250 fine donated to charity

3rd violation – $500 fine donated to charity

4th violation – $1,000 fine donated to charity

Note: additional violations may result in actions up to and including termination.

Failure to complete quarterly transaction reporting within 30 days. Note: Required reports are time stamped when received.

1st violation – written warning

2nd violation – $50 fine donated to charity

3rd violation – $100 fine donated to charity

4th violation - $200 fine donated to charity

Note: additional violations may result in actions up to and including termination.

Failure to report opening a new account for securities transactions

1st violation – written warning

2nd violation – $100 fine donated to charity

3rd violation – $200 fine donated to charity

4th violation – $500 fine donated to charity

Note: additional violations may result in actions up to and including termination.

Failure to report required gift transactions (Business Entertainment Disclosure)

1st violation – written warning

2nd violation – $50 fine donated to charity

3rd violation – $100 fine donated to charity

4th violation – $200 fine donated to charity

Note: additional violations may result in actions up to and including termination.

APPENDIX 2

ACCESS PERSONS AND PORTFOLIO MANAGERS

Access Persons

Mikhail Alkhazov	Richard DeMatteo	Chris McLean	Don Triveline
Walker Anglin	Philip Fiskow	Kathleen Nelson	Craig Vanucci
Renee Ansbro	Stacey Gardner	Donald Nesbitt	Christina Vorberg
Andrew Ashley	Christian Greiner	Matt O’Neil	Robertus Willemse
Margaret Baer	Ed Griffin	Joseph Pappo	LaShaun Woodley
Stephen Bossu	David Hershey	Donald Reid	Eric Zenner
Robert Brandenburg	Paula Horn	Jeffrey Rennert
John Brinckerhoff	Michael Hurley	Dan Riesen
Allison Brink	Lyda Iturralde	Scott Roberts
Mark Burka	Gary Lisk	Awilda Gonzalez Rodriguez
Kevin Burke	Philip Lotsoff	Michael Sanders
Kevin Carlson	Kevin Lynch	Richard Scargill
Terese Constantino	Linda Matza	Jon Thomas

Portfolio Managers

Mikhail Alkhazov	Donald Nesbitt
Stephen Bossu	Joseph Pappo
Mark Burka	Donald Reid
Kevin Burke	Michael Sanders
Christian Greiner	Richard Sanders
David Hershey	Jon Thomas
Paula Horn	Robert Willemse
Michael Hurley	Eric Zenner

APPENDIX 3

Advisory Person Acknowledgment Of Receipt Of Code

I hereby acknowledge that I have received and read the Ziegler Lotsoff Capital Management LLC Code of Ethics adopted and effective June 13, 2011,

and represent that:

1.	I have read the Code or amendment, as applicable, and understand it.

2.	I understand that any violation of the Code of Ethics may subject me to disciplinary action, including dismissal from employment.

3.	I will abide by the Code of Ethics in all respects and any future amendments to the Code, including reporting to Compliance any violations of the Code of which I become aware, as long as I am employed by Ziegler Lotsoff.

Advisory Person Name:

Advisory Person Signature:

Dated:

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APPENDIX 4

Application To Participate In Outside Business Activities Or Private Investments

Advisory Persons of Ziegler Lotsoff must obtain written approval from their designated supervisors and the CCO before: (a) an Advisory Person enters into any private securities transaction (which includes investments in a private placement, private investment partnerships, interests in oil and gas ventures, real estate syndications, participation in tax shelters, and other investment vehicles and shares issued prior to a public distribution), or (b) an Advisory Person engages in outside business activities (which include being (not on behalf of Ziegler Lotsoff) an officer, director, limited or general partner, member of a limited liability company, Advisory Person or consultant of any non-Ziegler Lotsoff entity or organization). Prior to making an initial investment in a private securities transaction, the CCO must review copies of any agreements pertaining to the investment.

Advisory Person Name:

Information About the Company or Organization for Both Private Investments and Outside Business Activities

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, limited partnership, limited liability company):

Business Address:

Principals:

     Publicly Traded              Privately Placed              Non-Profit

To the best of your knowledge, does the Company or any of its affiliates conduct or plan to conduct business with Ziegler Lotsoff?

     Yes              No

If Yes please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years?      Yes              No

If Yes please explain:

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Description of Private Securities Transaction

(Please provide the CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates? Yes No

If Yes please explain:

Estimate your total equity ownership interest in the Company:             %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?             Yes             No

If Yes please explain:

Description of Outside Business Activity

What is the nature of the proposed activity?

Officer	Investor
Director	Promoter
Advisor	Advisory Person
Other

Please explain the exact nature of your activities, duties and responsibilities and please describe in detail any financial or investment advisory or decision making role that you may have in the organization.

Number of Hours Per Week             Per Month      you intend to engage in this activity.

Will the proposed activity enable you to exert control over a publicly or privately held company, either directly or indirectly?

     Yes          No

If Yes please explain:

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To the best of your knowledge, will your participation in the outside activity conflict with or compromise your ability to carry out your duties at Ziegler Lotsoff or restrict or otherwise have any negative impact on the activities of Ziegler Lotsoff?

             Yes              No

If Yes please explain:

Will you be required to participate in the outside activity during normal Ziegler Lotsoff business hours?      Yes              No

If Yes please explain:

Will you receive compensation from the outside activity including, but not limited to, selling commissions, finder’s fees, or salary?              Yes              No

If Yes please explain the nature of such compensation:

If you will serve as an officer or director, will the Company carry officer’s/director’s liability insurance for you?

             Yes              No

Advisory Person Signature:

Date:

CCO Signature:

Date:

(The completed form should be submitted to the CCO for filing. The CCO will submit a copy to Human Resources for inclusion in Advisory Person personnel file.)

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